EXHIBIT 10(b)

                             January 31, 1996

Mr. Merle Eakins
5305 Shady Pines
Knoxville, TN 37919


Dear Merle:

This letter when signed by you will confirm the terms upon which you are leaving the employ of Emerson Radio Corp. ("Emerson"). You should read it carefully and consult with your own counsel. It includes a release and waiver of any claims you may have against Emerson and its affiliated entities, including any claims for age or other discrimination.

1. You will have resigned as of the close of business today, January 31, 1996 ("Termination Date"), and you and we agree that except as specifically set forth in this letter agreement, your employment and your Employment Agreement, dated as of July 13, 1993, between you and us are each terminated by your resignation as of the Termination Date.

2. Your obligations relating to maintaining the confidential nature of our information entrusted to you, whether or not in writing, and all financial information known to you and trade secrets, provided in the Emerson Radio Corp. Employee Confidentiality and Non-Disclosure Policy ("policy") attached to this letter agreement, the terms of which are incorporated herein, along with the non-solicitation obligations set forth in your employment agreement shall continue.
      Nothing in the policy, however, shall be deemed to extend your employment beyond January 31, 1996. The parties hereby agree, however, that you are released from the provisions of your employment agreement pertaining to non-competition. Notwithstanding the above, except for the non-competition provision, the parties agree that the terms and conditions in your employment agreement which survive termination shall not be affected and shall remain unchanged and in full force and effect.

3. Although Emerson is not obligated to do so, and as full consideration for your commitments herein and the releases provided below, upon acceptance by you, Emerson shall, in exchange for your agreement to provide consulting services to Emerson through July 31, 1996, pay to you an amount equal to $97,500.00 in twelve equal semi-monthly payments of $8,125.00 through July 31, 1996 ("Consulting Period"). As and for your consulting services, you agree to make yourself reasonably available to Emerson and its officers for the purpose of, among other things, ongoing or existing projects and transitional matters with respect to marketing and sales. Emerson agrees to reimburse you for any reasonable expenses related to your consulting services upon Emerson's prior written approval, including reasonable charges for travel, telephone, etc.


4. The following benefits shall terminate as of the date of your resignation: Medical and dental coverages, basic and supplemental life insurance, and any other benefits or privileges obtained as an employee of the Company, except as set forth herein. Additionally, since you are no longer an employee, you are not eligible to receive the automobile allowance, to continue contributing to the Employee Savings Plan or to have long term disability coverage after your resignation, and you are not accruing vacation or sick leave through the Consulting Period. Emerson agrees to make the COBRA premium payments and the group term life insurance premium payments (to the extent paid for by the Company while you were employed with the Company and if available in accordance with the policy for such insurance) on your behalf until the earlier of your obtaining other full-time employment or the end of the Consulting Period.

      You will receive information on continuing your medical and dental coverages as provided under COBRA.

      The total vested value of your account in Emerson's Employee Savings Plan as of your resignation date will be distributed to you in accordance with the Plan's procedure. You will be receiving in the mail from the Company information pertaining to the required withholding of federal income taxes from your distribution from the Savings Plan.

      The parties hereby acknowledge that the options granted to you to purchase up to a total of 40,000 shares of Emerson Common Stock, pursuant to Emerson's Stock Compensation Program, became one-third vested as of the first anniversary date of the respective option grants. Notwithstanding the provisions of your employment agreement regarding the vesting of your remaining two-thirds interest in the options granted to you under said Plan, pursuant to which the options are to vest in equal one-third shares on the second and third anniversary dates of the respective option grants, Emerson agrees to accelerate the date of the vesting of your second one-third interest in the total options granted to you under the Plan, to the Termination Date, for a total vested option to purchase 26,667 shares. The remaining one-third interest in your total options is hereby canceled and you agree that upon the signing of this letter agreement, you shall return the option agreements in your possession, which shall be replaced by Emerson with a replacement agreement reflecting your total vested interest to the Termination Date. The parties agree that the period during which the vested options shall be exerciseable shall be extended for six months following the end of the Consultancy Period, and the Company agrees to use its best efforts to obtain the approval of the Personnel and Compensation Committee, as required under the Program, for such extension and the accelerated vesting described above. You agree that you shall sell the Company's stock, if at all, pursuant to the provisions of a certain lock-up agreement, as modified by letter agreement dated August 25, 1995, which agreement was signed by you in connection with the offering by Emerson of 8-1/2% Senior Subordinated Convertible Debentures due 2002. You and we agree that, in accordance with the terms of such modification, you are not being terminated for cause.

5. You agree not to seek re-employment or re-instatement with or seek to provide personal services to the Company or any of its affiliates, except as provided in this Agreement. This provision is intended to protect Emerson and its affiliates from a charge or complaint of retaliation and from any other charge or complaint.

6. This Agreement shall not constitute nor in any manner be construed as an admission by Emerson that it engaged in any wrongful act, violated any statute, law, ordinance, or executive order or breached any obligation whatsoever to you. Emerson expressly denies that it has engaged in any wrongful act, violation, or breach of any kind or description. Rather, this Agreement expresses the intention of the parties to resolve all disputes without the time and expense of contested litigation.

7. In exchange for the Company's payment of the consideration set forth in this Agreement, and your agreement to be available at reasonable times, each party hereby fully releases and discharges the other party from any and all actions, causes of action, suits, contracts, promises, claims, controversies, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which they have or hereafter may have against each other, including, but not limited to, claims related to the payment of compensation and benefits, claims for breach of the Employment Agreement, claims for wrongful discharge, rights and claims alleging a violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et seq., as of the date this Agreement is executed, claims pursuant to any federal, state or local law regarding discrimination based on race, color, creed, age, sex, religion, marital status, affectational or sexual orientation, disability, atypical hereditary or cellular blood traits, ancestry, national origin, draft liability or veteran status, claims for alleged violation of any other local, state, or federal law, regulations, ordinances or public policy having any bearing whatsoever on the terms or conditions of your employment with Emerson or the termination of such employment, claims pursuant to common law under tort, contract or any other theories now or hereafter recognized, claims related in any way to the stock options of Emerson, and any other claims arising directly or indirectly by any reason whatsoever out of your employment relationship or the termination of your employment relationship with Emerson, including any and all actions, causes of action, claims, wage claims, obligations, costs, losses, liabilities, damages and demands arising out of or in any way related to your employment or affiliation with Emerson or any of its affiliates, your resignation from Emerson, any alleged breach of contract, breach of implied covenant of good faith and fair dealing, retaliatory or discriminatory conduct, harassment, or negligent or intentional infliction of emotional distress by the other party, but not claims based upon events which occur subsequent to the Termination Date. The parties expressly acknowledge that this Agreement is intended to include in this effect, without limitation, all claims which are not known or suspected to exist in their favor at the time of execution hereof, and that the release contemplates the extinguishment of any such claim or claims. This release applies to claims that you know of and those that you do not presently know about, as well as any claims under the Age Discrimination in Employment Act or any other federal, state or local law dealing with discrimination. This Agreement shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any additional or different facts.

8. You represent to us that prior to the Termination Date, you did return all of the confidential or proprietary information in your possession, along with any Company property, including but not limited to all keys, credit cards, telephone calling cards, computer printouts, passwords, diskettes, disks, data, files, lists, memoranda, letters, and other writing (on any medium) and you shall continue beyond your resignation to maintain the confidentiality thereof. You also represent that you know of no viruses or worms in the software used by the Company for which you were responsible. You understand and agree that any disclosure thereof could adversely affect the Company and its subsidiaries and affiliates, and that the Company will have the right to seek and obtain a restraining order or injunction against you without proving damage or posting a bond or surety, if you breach such obligation or attempt to do so.

9. In the event any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

10. This letter agreement shall be construed in accordance with the laws of New Jersey and shall be binding upon the successors and assignees of Emerson and your heirs and assignees. This Agreement constitutes the entire agreement between the parties and it is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever, except by a writing duly executed by the parties or an authorized representative of the parties hereto, and the parties hereto acknowledge and agree that they will make no claims at any time or place that this Agreement has been altered, modified, supplemented or otherwise changed by oral communication of any kind of character.

       You represent that you understand all of the provisions herein, and that you are voluntarily entering into this Agreement. In entering into this Agreement, you have not relied upon any inducements, promises or representations made by Emerson, or any of its affiliates except as set forth herein. You acknowledge that you have been advised by Emerson that you should consult your own counsel before executing this Agreement and that the terms herein shall remain open for 21 days from the Termination Date. You further acknowledge that you have been advised by your attorney with respect to the legal effects and consequences of this Agreement. Finally you understand that you have seven (7) days from the date you execute this Agreement to revoke this Agreement.

      If the foregoing is acceptable, please sign below.

                                          Sincerely,

                                          Emerson Radio Corp.



                                          by:   /s/ Eugene I. Davis
                                                    Eugene I. Davis
                                                    President

Accepted and Agreed
this 31st day of January

Merle Eakins